EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is entered into by and between Mannatech, Incorporated (the "Company") and James Clavijo (the "Executive") and has an effective date of July 1, 2024 ("Effective Date"). Company desires to employ Executive, and Executive desires to be employed by Company. Therefore, in consideration of the mutual promises and agreements contained herein, Company and Executive (collectively, the "Parties") hereby agree as follows:

SECTION 1.
EMPLOYMENT

1.1. **Employment.** Company hereby employs Executive, and Executive hereby accepts employment by Company, for the period and upon the other terms and conditions contained in this Agreement.

1.2. **Office and Duties.** Executive shall serve as Chief Financial Officer of Company, with the authority, duties, and responsibilities described herein and those customarily incident to such office. Executive shall report directly to the Chief Executive Officer of Company (the "CEO") and shall perform such other services, duties, and responsibilities commensurate with Executive's position as may from time to time be assigned to Executive by the CEO or the Board of Directors of Company (the "Board").

1.3. **Performance.** During Executive's employment under this Agreement, Executive shall devote on a full-time basis all of his time, energy, skill, and best efforts to the performance of Executive's duties hereunder in a manner that will faithfully and diligently further the business and interests of Company. However, so long as such activities do not interfere with the performance of Executive's duties hereunder, Executive may engage in civic, charitable, and professional or trade activities. Executive shall comply with the employee policies and written manuals of Company that are applicable generally to executive employees of Company, as they exist and/or are modified from time to time. In the event of conflict or inconsistency between this Agreement and the employee policies and written manuals of Company, the terms of this Agreement shall govern. Except as specifically contemplated herein, Executive shall not work either on a part-time or independent contractor basis for any other business or enterprise during the Term of Employment.

1.4. **Place of Work.** Executive shall perform services under this Agreement at Company's principal office in the City of Flower Mound, Denton County, Texas, and at such other place or places as Executive's duties and responsibilities may require. Executive understands and agrees that Executive may be required to travel in connection with the performance of his duties.

1.5. **Directors' and Officers' Liability Insurance.** To the extent that Company maintains one or more policies of directors' and officers' liability insurance during Executive's employment under this Agreement (the "D&O Policies"), then Company will provide Executive coverage under the D&O Policies for acts or omissions by Executive in the performance of his duties to Company under this Agreement as an officer of Company.

1.6. **Exclusive Employment.** Without limiting Section 1.3 hereof, during the term of employment, Executive will not, without the prior written consent of the Board:

a. serve as a spokesman, representative, employee, consultant, agent, officer, or member of any board of directors (or any similar governing body) for any for-profit business other than Company;

b. serve as a spokesman, representative, employee, owner, consultant, agent, officer, or member of any board of directors (or any similar governing body) for any business which is a supplier to Company or which competes with Company, in each case whether directly or indirectly;

c. own any equity or economic interest in any company that competes directly or indirectly with Company, except that this does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company; or

d. promote or endorse at Company business functions any other organization(s) with which Executive may be associated or affiliated.

SECTION 2.
EMPLOYMENT TERM

2.1. **Term.** Subject to earlier termination in accordance with Section 9 of this Agreement, Company agrees to employ Executive and Executive agrees to be employed by Company for a term commencing on the Effective Date and ending on the first anniversary of the Effective Date (the "Initial Term"), and, upon the expiration of the Initial Term, for successive one-year periods thereafter (each, a "Renewal Term"), unless (i) written notice of non-renewal is given no less than ninety (90) days prior to the expiration of the Initial Term or Renewal Term, as applicable, by either Party hereto; or (ii) Executive's employment is terminated earlier pursuant to Section 9 of this Agreement.

SECTION 3.
COMPENSATION FOR EMPLOYMENT

3.1. **Base Salary.** The base salary of Executive for all of Executive's services, duties, and responsibilities to Company, and all of Executive's agreements and covenants with or to Company, under this Agreement shall be at the annual rate of **$275,000** which Company shall pay to Executive in substantially equal installments in accordance with its normal payroll policies ("Base Salary").

a. Executive's performance and salary shall be reviewed by the Compensation Committee of the Board annually in accordance with Company's annual performance review process.

b. Executive's Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. Executive's pay may be adjusted by Company from time to time as Company deems appropriate in its sole discretion, by way of an addendum or other

documentation, without otherwise effecting this Agreement. Notwithstanding any pay adjustment, the employment of Executive shall be construed as continuing under this Agreement.

3.2. **Annual Bonus.** During Executive's employment under this Agreement, Executive is also eligible to participate in Company's annual executive bonus program (the "Executive Bonus Program"). The opportunity to earn a bonus and the amount of any bonus compensation under the Executive Bonus Program will be determined in accordance with criteria established by the Board or the Compensation Committee, which will comply with the requirements of Section 409A of the Internal Revenue Code, unless the payment of the bonus is exempt as not constituting a deferral of income. Executive acknowledges that any bonus compensation under the Executive Bonus Program will be discretionary, with the sole discretion resting with the Board or the Compensation Committee. Further, unless otherwise determined by the Compensation Committee, Executive must remain employed by Company at the time the bonus is paid in order to be eligible to earn and receive the bonus.

3.3. **Stock Options.** Company shall use its best efforts to grant Executive an option to purchase 4,500 shares of Company's common stock, pursuant to Company's 2017 Stock Incentive Plan (the "Plan"), within thirty (30) days of the Effective Date. Upon receiving the grant, Executive shall execute Company's form of Stock Option Award Agreement and such other documents as may be specified by Company to formalize and effect the grant. Such grant shall be subject to the terms, conditions, and limitations set forth in the Plan and the Stock Option Award Agreement.

3.4. **Payment and Reimbursement of Work-Related Expenses.** During Executive's employment under this Agreement, Company shall pay or reimburse Executive, in accordance with the applicable policies and procedures of Company, for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement, provided that Executive properly accounts for such expenses in accordance with the regular policies of Company.

3.5. **Relocation Allowance**. Company shall pay Executive a one-time relocation allowance of $15,000 (the "Relocation Allowance"). The Relocation Allowance will be payable as a lump sum upon both Parties signing this Agreement. Executive agrees to repay Company for the Relocation Allowance if, in less than six (6) months after the Effective Date, Executive (a) voluntarily terminates employment with Company; or (b) is terminated for Cause as defined in Section 9.1.b of this Agreement. Repayment shall be made within thirty (30) days of such termination and may be withheld from any compensation or other amounts otherwise owed to Executive by Company.

3.6. **Health Insurance/401(k).** During Executive's employment under this Agreement, Executive shall be entitled to participate in or receive benefits under any employee-benefit plan or arrangement made available by Company to its employees generally (including any medical, dental, short-term and long-term disability, life insurance, and 401(k) programs), subject to eligibility conditions or requirements and to the terms, conditions, and overall administration of each of such plans and arrangements. Nothing in this Agreement will preclude Company from amending or terminating any of the benefit plans or programs applicable to Executive as long as such amendment or termination is applicable to all similarly situated

employees, without otherwise effecting this Agreement. Notwithstanding any change in benefits, the employment of Executive shall be construed as continuing under this Agreement.

3.7. **Vacation.** During Executive's employment under this Agreement, Executive shall be entitled to twenty (20) days of paid vacation annually, in accordance with the regular policies of Company.

3.8. **Tax Withholding.** Company may deduct from any compensation or other amount payable to Executive under this Agreement social security (FICA) taxes and all federal, state, municipal, or other such taxes or governmental charges as may now be in effect or that may hereafter be enacted or required.

SECTION 4.
CONFIDENTIAL INFORMATION

4.1. **Definition of Confidential Information.** "Confidential Information" means any information of Company that is not generally known to the public or to Company's competitors in the industry and which relates to any aspect of the business, research, or development of Company. Confidential Information includes (without limitation) information relating to Company's operating and administrative systems; studies, data, analyses, processing cycles, methods, systems, and materials; the identity of customers, prospective customers, suppliers, vendors, and referral sources; customers' preferences and tendencies; contracts and cost and pricing arrangements with customers, suppliers, and vendors; marketing techniques, business plans, and strategies; accounting and financial information; customer lists, sales reports, and cost reports; forms; trade secrets (as defined by applicable law); customers' financial information; personal information concerning employees and personnel; and any other information Company designates or deems proprietary or confidential. Because of the nature and sensitivity of this information, Executive acknowledges that Company has legitimate business and competitive interests and legal rights to require non-disclosure of the information and to require that it be used only for Company's benefit.

4.2. **Provision of Confidential Information.** Executive acknowledges that, as part of Executive's employment with Company and subsequent to the execution of this Agreement, Company will provide Executive with Confidential Information that is vital to the interests and success of Company. Executive acknowledges that the Confidential Information is necessary and desirable for Executive's personal success as an employee of Company. Executive also agrees Executive is receiving other good and valuable consideration, the adequacy of which Executive hereby expressly acknowledges.

4.3. **Protection of Confidential Information.** In exchange for Company providing Executive the consideration set forth herein, Executive agrees not to disclose, nor use, either directly or indirectly, either for Executive's own benefit or for the benefit of any other individual or business, any Confidential Information. This non-disclosure obligation applies both during Executive's employment (except to the extent disclosure or use is authorized to carry out Executive's responsibilities for Company) and after the separation of Executive's employment with Company for any reason. The purpose of this non-disclosure agreement is to protect, to the maximum extent permitted by law, Company's protectable business interests in its Confidential

Information. Nothing contained in this paragraph or this Agreement is intended to preclude Executive from truthfully responding to inquiries pursuant to a subpoena in connection with any lawsuit or administrative proceeding, or prohibit Executive from initiating communications directly with, responding to any inquiry from, or providing testimony before, any state or federal authority, or any other cooperation with any government agency. Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.4. **Company Property.**

a. Owned by Company. All Confidential Information and other information and property affecting or relating to the business of Company within Executive's possession, custody, or control, regardless of form or format, shall remain at all times the property of Company.

b. Upon Request. At any time that Company may request, during or after employment, Executive shall deliver to Company all Confidential Information and other information and property affecting or relating to the business of Company within Executive's possession, custody, or control, regardless of form or format. Both during and after the employment, Company shall have the right of reasonable access to review, inspect, copy, and/or confiscate any Confidential Information within Executive's possession, custody or control.

c. Upon Termination. Executive shall return to Company all Confidential Information and other information and property affecting or relating to the business of Company within Executive's possession, custody or control, regardless of form or format, without the necessity of a request, immediately upon resignation or termination of Executive's employment, regardless of whether the resignation or termination is voluntary, involuntary, for Cause, or not for Cause.

4.5. **Response to Third Party Requests.** Upon receipt of any formal or informal request, by legal process or otherwise, seeking Executive's direct or indirect disclosure or production of any Confidential Information to any Person (as defined below), Executive shall promptly and timely notify Company and provide a description and, if applicable, hand deliver a copy of such request to Company. Executive irrevocably nominates and appoints Company, as Executive's true and lawful attorney-in-fact, to act in Executive's name, place, and stead to perform any act that Executive might perform to defend and protect against any disclosure of Confidential Information. For the purposes of this Agreement, "Person" means an individual, an independent contractor, a sole proprietor, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, court, department, agency or political subdivision, or other individual, business, or governmental entity, as applicable.

SECTION 5.
ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

5.1. Executive represents and warrants to Company that all work performed and all deliverables submitted to Company under this Agreement will be the original work of Executive and that Executive will not copy or plagiarize any preexisting work of others. Executive warrants that no work performed or deliverables submitted to Company under this Agreement infringes any patent, copyright, trademark, or other intellectual property right of any Person.

5.2. Executive agrees that Executive will promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to Company, or its designee, all of Executive's right, title, and interest in and to any and all inventions, work product, original works of authorship, products, software, designs, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Executive's employment with Company (collectively, "Intellectual Property"). Executive further agrees to keep and maintain adequate and current written records of all Intellectual Property made by Executive (solely or jointly with others) during Executive's employment with Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by Company. The records will be available to and remain the sole property of Company at all times. This assignment provision does not apply to intellectual property prepared by Executive outside the scope of Executive's employment with Company. This means that this provision does not apply to intellectual property that qualifies fully as a nonassignable invention under any state law, regulation, rule, or public policy by virtue of the fact that such invention was, for example, developed entirely on Executive's own time without using Company's equipment, supplies, facilities, or Company's Confidential Information and neither relating to Company's actual or anticipated business, research or development, nor resulting from work performed by Executive for Company. Executive will set forth on Exhibit A attached hereto a complete list of all inventions, improvements, or other intellectual property that Executive has, alone or jointly with others, conceived, developed, or reduced to practice prior to the execution of this Agreement, that Executive considers to be Executive's property or the property of third parties, and that Executive wishes to have excluded from the scope of this Agreement.

5.3. Furthermore, Executive agrees to notify Company of all inventions, original works of authorship, products, software, designs, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, that Executive solely or jointly conceives or develops or reduces to practice, or causes to be conceived or developed or reduced to practice, during the period of one (1) year following the separation of Executive's employment with Company for any reason that relates to or constitutes an improvement upon Company's Intellectual Property or Confidential Information. All Intellectual Property shall be deemed to be owned by Company unless it is proved to have been conceived after termination of the Agreement without the benefit of any of Company's Intellectual Property or Confidential Information.

5.4. Executive agrees to assist Company, or its designee, at Company's expense, in every proper way to secure Company's rights in the Intellectual Property and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments, and all other instruments that Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees, the sole and exclusive rights, title, and interest in and to such Intellectual Property, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto. Executive furthers agrees that Executive's obligation to execute or cause to be executed, when it is in Executive's power to do so, any such instrument or papers shall continue after the termination of this Agreement. If Company is unable because of Executive's mental or physical incapacity or for any other reason to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Intellectual Property or original works of authorship assigned to Company above, then Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patent, or copyright registrations thereon with the same legal force and effect as if executed by Executive.

SECTION 6.
NON-COMPETITION AND NON-SOLICITATION

6.1. **Consideration.** In consideration of the Confidential Information being provided to Executive as stated in Section 4 of this Agreement, and other valuable consideration as stated in this Agreement, including (without limitation) the business relationships, Company goodwill, customer and vendor relationships, and work experience that Executive will have the opportunity to obtain, use, and develop under this Agreement, Executive agrees to the restrictive covenants stated in this Section 6.

6.2. **Acknowledgements.**

a. Ancillary Agreement. Executive acknowledges and agrees that the restrictive covenants contained in this Section 6 are ancillary to and part of an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement.

b. Valuable Information. Executive acknowledges and agrees that the Confidential Information provided by Company is highly valuable to Company and, therefore, that Company's investment in the protection and maintenance of the Confidential Information constitutes a legitimate interest to be protected by Company by the restrictive covenants set forth in this Section 6.

c. Unique Relationships with Customers and Associates. Executive acknowledges and agrees that (i) in the highly competitive business in which Company is engaged, personal contact is of primary importance in securing new and retaining present Associates and

Customers (defined below); (ii) Company has a legitimate interest in maintaining its relationships with its Associates and Customers; and (iii) it would be unfair for Executive to solicit the business of Company's Associates and Customers, exploiting the personal relationships Executive develops with Company's Associates and Customers by virtue of Executive's employment by Company.

d. Reasonableness. Executive acknowledges and agrees that at the time that the restrictive covenants of this Section 6 are made, the limitations as to time, geographic scope, and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the goodwill and other legitimate business interests of Company, including (without limitation) Confidential Information, trade secrets, customer and vendor relationships, and goodwill.

e. Termination. Executive acknowledges and agrees that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and consents to the terms of the restrictive covenants in this Section 6 in conjunction with the provisions in this Agreement for the termination of his employment, with no expectation or promise of employment for a substantial period of time.

f. Post-Termination Enforcement. Executive acknowledges and agrees that, based on the benefits to Executive and new consideration as recited herein, the restrictive covenants of this Section 6, as applicable according to their terms, shall remain in full force and effect even in the event of the resignation or termination of employment under this Agreement for any reason, whether voluntary or involuntary or with or without Cause.

g. Other Employment. Executive acknowledges and agrees that (i) in the event of the resignation or termination of Executive's employment under this Agreement, Executive's experience and capabilities are such that he can obtain gainful employment in a business engaged in other lines and/or of a different nature, without Executive violating this Agreement or incurring undue hardship; and (ii) the enforcement of a remedy under this Section 6 by way of injunction will not prevent Executive from earning a livelihood.

6.3. **Non-Competition and Non-Solicitation.**

a. Non-Competition during Employment. During Executive's employment, Executive shall not engage in any other business or employment which may detract from Executive's full performance of Executive's duties hereunder or which competes in any manner with Company, and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other Person without Company's prior written consent. Further, during employment, Executive shall not directly or indirectly contact, solicit, entice, sponsor or accept any of the Associates into, or in any way promote to any such Associates opportunities in marketing programs of any direct sales company or organization other than Company.

b. Non-Competition Post-Employment. During the Restricted Period, Executive shall not directly or indirectly, on Executive's own behalf or on the behalf of any other Person, engage in a Competing Business within the Geographic Area, including, without limitation,

owning, taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, being a spokesperson for, providing services as a consultant or independent contractor to, or participating in the ownership, management, operation or control of, any Competing Business; provided, however, this Section 6.3b does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company.

c. Customer Non-Solicitation. During Executive's employment with Company (except on behalf of and for Company's legitimate business purposes) and during the Restricted Period, Executive shall not in any manner, directly or indirectly, on Executive's own behalf or on the behalf of any other Person, (i) induce, solicit, or attempt to induce or solicit any Customer to do business with a Competing Business, (ii) accept Competing Business from a Customer, or (iii) induce, solicit, or attempt to induce or solicit any Customer to reduce, cease, restrict, terminate, or otherwise adversely alter business or business relationships with Company for the benefit of a Competing Business, regardless of whether Executive initiates contact for that purpose.

d. Non-Solicitation of Employees and Independent Contractors. During Executive's employment with Company (except on behalf of and for Company's legitimate business purposes) and during the Restricted Period, Executive shall not directly or indirectly, on Executive's own behalf or on behalf of any other Person, solicit, recruit, persuade, influence or induce, or attempt to solicit, recruit, persuade, influence or induce, any Person employed or otherwise retained by Company (including, without limitation, any independent contractor or consultant) to cease or leave their employment or contractual or consulting relationship with Company, regardless of whether Executive initiates contact with such Person.

6.4. **Definitions.** The following definitions are for the purposes of this Agreement, including (without limitation) this Section 6. The scope of these definitions is in recognition of the Company-wide scope of Executive's responsibilities, the broad geographic scope of Company's business operations throughout the entire United States of America and in certain foreign countries, and the potential ease of competing with Company in the absence of the provisions of this Section 6.

a. "Associate" means any Person who is an independent distributor for the Company.

b. "Competing Business" means any business operation that engages in the business of providing products and services that are the same or substantially similar as, or directly compete with, the products or services that Company manufactured, produced, provided, sold, and/or marketed during Executive's employment with Company, including (without limitation) the direct sale, network, and/or multi-level marketing of dietary supplements, skin care, and/or wellness products.

c. "Customer" means any customer or prospective customer of Company (a) with whom or which Executive, during Executive's employment with Company, had any contact or communication regarding Company's business, or (b) about whom or which Executive, during Executive's employment with Company, had access to Company's information or files.

d. "Geographic Area" means the United States of America and the foreign countries in which Company did business during the last year of Executive's employment.

e. "Restricted Period" means the one-year period after the last day of Executive's employment with Company, regardless of whether Executive's termination from Company is voluntary or involuntary, for Cause, or not for Cause. This time period shall be extended by one day for each day that Executive is determined to be in violation of the applicable section of this Agreement, as determined by a court or arbitrator of competent jurisdiction.

6.5. **Fiduciary Duty.** Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Company. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business, and shall not appropriate for Executive's own benefit any business opportunities concerning the subject matter of the fiduciary relationship.

6.6. **Survival.** This Section 6 shall survive the cessation or termination of Executive's employment under this Agreement, subject to the time and scope limitations set forth in this Section 6.

6.7. **Severability and Reformation**. The covenants in each section of this Agreement are independent of any other provisions of this Agreement. Each term in this Agreement constitutes a separate covenant between the parties, and each term is fully severable from any other term. Executive and Company agree if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate arbitrator or court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing the maximum protection to all of Company's legitimate business interests, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

6.8. **Independent Covenants.** Each of the covenants contained in Section 6 of this Agreement shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Executive against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any of the covenants.

SECTION 7.
NON-DISPARAGEMENT

7.1. **Non-Disparagement.** Executive shall not make any disparaging remarks about Company or any of its employees or representatives, including but not limited to Company's managers, directors, shareholders, agents, attorneys, or independent contractors, verbally or in writing, including without limitation posting on Glassdoor, Indeed, Facebook, Instagram, Snapchat, Twitter, YouTube, blogs, or other public forums, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of

Company or any of its employees or representatives, or otherwise make remarks that may reflect negatively upon Company or any of its employees or representatives. Notwithstanding the foregoing provision, Executive may testify truthfully pursuant to compulsory process.

SECTION 8.
REMEDIES AND ARBITRATION

8.1. **Remedies.** Executive hereby agrees that in the event of a breach or threatened breach of any provision of Sections 4, 5, 6, or 7, irreparable harm and damage will be done to Company. Accordingly, Executive agrees that Company shall be entitled to pursue all remedies available to Company, in law or equity, including seeking an injunction or other order restraining and enjoining such breach by Executive and all other remedies available to Company, in law or in equity, including, but not limited to, seeking money damages and attorneys' fees and costs.

8.2. **Arbitration.** Executive and Company mutually agree that all legal disputes and claims between them arising from this Agreement or from Executive's provision of services to Company shall be determined exclusively by final and binding individual arbitration before a single neutral arbitrator to be administered by the American Arbitration Association according to its commercial arbitration rules and to be interpreted and governed according to the Federal Arbitration Act. To the maximum extent permitted by law, the arbitrator is prohibited from (a) consolidating or joining the claims of others, or claims based on alleged legal violations suffered by others, into one proceeding, (b) fashioning a proceeding as a class, collective, joint, or group action involving claims of or legal violations suffered by one or more other claimants, or (c) awarding relief to, on behalf of, or based on the claims of or legal violations suffered by, multiple claimants or contractors (subparts (a) through (c) are referred to collectively as "Class Action"). BY THIS AGREEMENT TO ARBITRATE DISPUTES, THE PARTIES ARE WAIVING ANY RIGHT TO A TRIAL IN COURT OR BEFORE A JURY AND ANY RIGHT TO PROCEED IN A CLASS ACTION. The only legal disputes and claims not covered by this Section 8.2 are claims: (a) by either party seeking only a provisional remedy in any court of competent jurisdiction; (b) to enforce this Section 8.2, compel arbitration, or enforce, modify, or vacate an arbitrator's award; (c) for which this Agreement would be invalid or prohibited as a matter of federal law or of state or local law that is not preempted by federal law; and (d) asserted by Executive prior to Executive's execution or acceptance of this Agreement.

SECTION 9.
TERMINATION OF EMPLOYMENT

9.1. **Events of Termination.** In addition to termination of employment in accordance with Section 2 above, Executive's employment by Company under this Agreement (1) shall terminate upon the death of Executive, and (2) may be terminated by Company, immediately upon written notice of termination to Executive, upon Executive's Disability or for Cause. For purposes of this Agreement:

a. "Disability" means, because of Executive's physical or mental impairment, Executive has been substantially unable to perform Executive's duties under the Agreement for a continuous period of 180 days, or for 210 days within any one-year period.

b. "Cause" means any of the following:

i. Company's determination that Executive has neglected, failed, or refused to render the services or perform any other of his duties or obligations in or under this Agreement (including without limitation because of any alcohol or drug abuse);

ii. Executive's material breach of any provision of this Agreement;

iii. Executive's indictment for, or entry of a plea of no contest with respect to, any crime that adversely affects, or (in the Board's reasonable judgment) may adversely affect, Company or the utility of Executive's services to Company; or

iv. any act or omission of Executive involving fraud, theft, dishonesty, disloyalty, or illegality that harms or embarrasses, or (in the Board's reasonable judgment) may harm or embarrass, Company.

Notwithstanding any other provision of this Agreement, if Company gives notice of termination for Cause under Sections 9.1.b.i. or 9.1.b.ii above, then Executive at Executive's sole option shall have sixty (60) days from the date of such notice to effect a cure or resolution of the reasons giving rise to the termination (the "Executive Remedy Period") before the termination becomes effective. If the reasons giving rise to such termination are cured or resolved by Executive within Executive Remedy Period, then the termination will be deemed to be without Cause for the purposes of this Agreement, unless it is withdrawn by Company before the end of Executive Remedy Period.

c. "Good Reason" means any of the following:

i. Company's denial of compensation due and owing to Executive under this Agreement, where such denial is by any means, including but not limited to a material act or omission of fraud, theft, or dishonesty in Company's accounting practices or otherwise;

ii. the requirement by Company that Executive be based anywhere other than the area in Texas commonly referred to as the "DFW Metroplex," except for travel incident to Company's business;

iii. Without Executive's consent, Company's (a) demotion of Executive in title, (b) reduction in Executive's pay, or (c) removal of a material portion of Executive's significant duties or responsibilities pursuant to this Agreement; or

iv. Company's material breach of any provision of this Agreement.

Notwithstanding any other provision of this Agreement, if Executive gives notice of resignation for Good Reason under Section 9.1.c. above, then Company at its sole option shall have sixty (60) days from the date of such notice to effect a cure or resolution of the reasons giving rise to the resignation (the "Company Remedy Period"), before the resignation becomes effective. If the reasons giving rise to such resignation are cured or resolved by Company within Company Remedy Period, then the resignation will be deemed to be without Good Reason for the purposes

of this Agreement, unless it is withdrawn by Executive before the end of Company Remedy Period.

9.2. **Non-Renewal.** In the event the Company gives notice to the Employee that it will not be renewing the Agreement in accordance with Section 2, this Agreement will automatically terminate at the end of such term.

9.3. **Early Termination.** Either Party may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term by providing at least 30 days' prior written notice of termination, for any or no reason, to the other Party ("Notice of Early Termination"). If a Notice of Early Termination is given in accordance with the preceding sentence, then (a) the term of employment under this Agreement will continue until the expiration of the notice period specified in the Notice of Early Termination, and (b) the Company may instruct the Employee not to come into the Company's offices or to attend any of the Company's business functions through the last date of employment, and the Employee's following such instruction will not constitute Cause for termination or otherwise impair the Employee's rights hereunder.

9.4. **Severance.**

a. Nothing contained in this Agreement shall be construed as impacting the right of the Company to terminate the Employee's employment with the Company.

b. If Company exercises its right to terminate the Agreement for any or no reason as contemplated in Section 9.3 above, Employee shall continue to receive his Base Salary for the balance of the Initial Term or any Renewal Term plus an additional three (3) months following the expiration date.

c. If Company exercises its right to not renew this Agreement in accordance with Section 2, Company shall pay Employee his Base Salary for a period of three (3) months following the expiration or Initial Term or any Renewal Term.

d. Any amounts owed under this Section 9.4 will be paid in regular installments on the usual and customary pay dates of the Company.

e. As a condition of receipt of any severance payment as outlined above, Employee shall be required to execute a release, in the form established by the Company, releasing Company and Company's shareholders, partners, officers, directors, employees, and agents from any and all claims and from any and all causes of any kind or character, including, but not limited to, all claims or causes of action arising out of the employee's employment with the Company, the termination of such employment, or any actions or omissions occurring during such employment, and the performance of Employee's and Company's obligations hereunder.

9.5. **<u>Effects of Termination</u>.** Section 9.4 notwithstanding, upon any cessation or termination of employment under this Agreement, all further rights of Executive to employment, compensation, and benefits from Company under this Agreement will cease, except that Company shall pay Executive the following:

a. Any amount of Base Salary earned by, but not yet paid to, Executive through the last day of Executive's employment with Company;

b. All reimbursable expenses due to Executive in accordance with the terms of Company's policies, practices, and procedures regarding reimbursable expenses; and

c. Executive's entitlement (if any) to any benefits or payments under any Company employee benefit plans in which he participated prior to his termination of employment will be as determined by the terms of such plans and applicable law.

Company shall have no further obligation or liability under this Agreement for any other compensation, payment, or benefit to Executive. The stock option agreements between the Parties and the Plan shall govern Executive's outstanding stock options upon or after cessation or termination of employment. Also upon cessation or termination of employment hereunder (unless Executive continues otherwise to be employed by Company), Executive shall resign or shall be deemed to have resigned from any position as an officer or director, or both, of any subsidiary or affiliate of Company.

9.6. **Post-Employment Cooperation.** Upon and for a period of six (6) months after the last day of Executive's employment with Company, Executive will cooperate fully with Company in connection with (a) any matter related to Company's business and activities, by being available at mutually agreeable times, in person or by telephone, and without any unreasonable interference with Executive's other activities, to provide such information as may from time to time be requested by Company regarding various matters in which Executive was involved during Executive's employment with Company, and (b) any and all pending or future litigation or administrative claims, investigations, or proceedings involving Company, including (without limitation) Executive meeting with Company's counsel and advisors at reasonable times upon their request, and providing testimony (in court or at depositions) that is truthful and complete in accordance with information known to Executive. For all activities required of Executive under this Section 9.3, Executive shall be compensated at Executive's then reasonable hourly rate, except to the extent prohibited by law.

SECTION 10.
MEDIA NON-DISCLOSURE

10.1. **Media Nondisclosure.** Executive agrees that, both during and after the employment, except as may be authorized in writing by Company, Executive will not directly or indirectly disclose or release to the Media any information concerning or relating to any aspect of Executive's employment or cessation or termination of Executive's employment with Company and/or any aspect of any dispute that is the subject of this Agreement. For the purposes of this Agreement, "Media" includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.

SECTION 11.
GENERAL

11.1. **Governing Law; Jurisdiction and Venue.** This Agreement is made and entered into in the state of Texas and shall be construed and enforced under the laws of the state of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Texas. The normal rule of construction that ambiguities shall be construed against the drafter shall not be employed in the interpretation of this Agreement. Subject to Section 8.2 above, the sole and exclusive jurisdiction and venue for any disputes arising out of or related to this Agreement shall be the state or federal courts sitting in Denton, County, Texas.

11.2. **Binding Effect; Assignability.** This Agreement shall be binding upon and inure to the benefit of Company and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of Company. Company may assign this Agreement to any affiliate or other entity. Executive's rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without Company's prior written consent.

11.3. **Right to Enter Agreement; Prior Agreements.** Executive represents and covenants to Company that Executive has full power and authority to enter into this Agreement and that the execution of this Agreement will not breach or constitute a default of any other agreement or contract to which Executive is a party or by which Executive is bound. Executive specifically warrants that Executive is not a party to any restrictive agreement, including but not limited to confidentiality, non-competition, and non-solicitation agreements, limiting Executive's activities in Executive's engagement with Company. Executive further warrants that at the time of the signing of this Agreement, Executive knows of no written or oral contract or any other impediment that would inhibit or prohibit Executive's engagement with Company, and that Executive will not knowingly use any trade secret, confidential information, or other intellectual property right of any other Person in the performance of Executive's duties on behalf of Company. Moreover, Company specifically instructs Executive not to use any trade secret, confidential information, or other intellectual property right of any other Person in the performance of Executive's duties on behalf of Company. Executive shall notify Company immediately if Executive becomes aware of any such impediment or intellectual property right of any other Person that may be affected by Executive's work with Company. Executive agrees that Executive shall indemnify and hold Company harmless from all suits, claims, and disputes arising out of any alleged breach of such restrictive agreement, contract, or legal duty.

11.4. **Notices.** All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered or delivered by same-day courier; (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight delivery service, in any case addressed as follows:

If to Executive: James Clavijo

9272 Hunterboro Dr, Brentwood, TN 37027

If to Company: Chief Executive Officer
Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, TX 75019

With a copy to the General Counsel
(at the same address)

A Party's address may be changed from time to time by written notice to the other Party in accordance with this Section 11.4.

11.5. **Prior Agreements Superseded.** This Agreement supersedes all prior agreements between the Parties of any and every nature whatsoever, including (without limitation) agreements for additional compensation or benefits. All such prior agreements are null and void.

11.6. **Duration.** Notwithstanding the cessation or termination of Executive's employment under this Agreement, this Agreement shall continue to bind the Parties for so long as any obligations remain under the terms of this Agreement.

11.7. **Amendment; Waiver.** No amendment to or modification of this Agreement, or waiver of any term, provision, or condition of this Agreement, will be binding upon a Party unless the amendment, modification, or waiver is in writing and signed by the Party to be bound. No failure by Company at any time to give notice of any breach by Executive of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

11.8. **Subsidiaries Included.** Wherever the "Company" is referred to in this Agreement, it shall include all subsidiaries of Company as they may exist from time to time, even where the term "subsidiaries" is not explicitly stated in connection with such reference.

11.9. **Executive Acknowledgment.** Executive affirms and attests, by signing this Agreement, that Executive has read this Agreement before signing it and that Executive fully understands its purposes, terms, and provisions, which Executive hereby expressly acknowledges to be reasonable in all respects.

11.10. **Section 409A Compliance**.

a. This Agreement is intended to be exempt from or to comply with the requirements of Section 409A of the Code (together with the applicable regulations thereunder, "Section 409A"). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Internal Revenue Service Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified by the Company in its sole discretion, as the case may be, in such a manner so that all payments due under this Agreement will be exempt from or comply with Section 409A to the maximum extent possible. For purposes of Section 409A, each payment made under this Agreement will be

treated as a separate and distinct payment. In no event may Executive, directly or indirectly, designate the calendar year of payment for any amount payable hereunder.

b. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c. Executive further acknowledges that Section 409A of the Code imposes tax liability solely on service providers and not on service recipients.

d. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to "specified employees" (as defined in Section 409A) any payment on account of Executive's separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive's date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, with respect to the payment of any amounts to which Section 409A applies, Executive will not be considered to have terminated employment with the Company unless Executive would also be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly entered into this Agreement as of the Effective Date.

EXECUTIVE:

James Clavijo

James Clavijo

MANNATECH, INCORPORATED

By: ____________________

Name: Landen Fredrick

Title: President and CEO

EXHIBIT A

TO: **Mannatech, Incorporated**

SUBJECT: **Previous Intellectual Property**

1. Except as listed in Section 2 below, the following is a complete list of all inventions, improvements, or other intellectual property that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my execution of this Agreement:

   ☑ No inventions, improvements, or intellectual property.

   ☐ See below:

   ____

   ____

   ____

   ☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above. Instead, I list the inventions, improvements, or other intellectual property generally, and the party(ies) to whom I owe proprietary rights and a duty of confidentiality:

Intellectual Property	Parties	Relationship

☐ Additional sheets attached.

By: James Clavijo
(Signature)

Date: June 25, 2024